Exhibit 99.1

The Travelers Companies, Inc. 385 Washington Street St. Paul, MN 55102-1396
NEWS RELEASE	www.travelers.com

Travelers Reports First Quarter 2007 Net Income of $1.086 Billion, or $1.56 per Diluted Share

Operating Income per Diluted Share Increased 10% from Prior Year Quarter

Net Written Premiums Increased 8% from Prior Year Quarter

SAINT PAUL, Minn. (April 26, 2007) – The Travelers Companies, Inc. (“Travelers,” NYSE: TRV) today reported net income of $1.086 billion, or $1.62 per basic share and $1.56 per diluted share, for the quarter ended March 31, 2007, compared to $1.006 billion, or $1.45 per basic share and $1.41 per diluted share, for the quarter ended March 31, 2006.  Operating income in the current quarter was $1.078 billion, or $1.61 per basic share and $1.55 per diluted share, compared to $1.011 billion, or $1.46 per basic share and $1.41 per diluted share, in the prior year quarter.

“We are delighted with our strong top and bottom line results this quarter,” commented Jay Fishman, Chairman and Chief Executive Officer. “Many of our agents have confirmed to us that access to our organization and our industry-leading breadth of products has become easier, and we have succeeded in linking many of these products together. Consequently, new business flow for us is up. Our longstanding emphasis on sophisticated business analytics provides us with an important competitive advantage to capitalize on this opportunity. As a result, we believe we can continue to grow our business thoughtfully and profitably, realizing the benefits of the strategies that we began putting in place several years ago.

“Overall margins, as evidenced by our accident year loss ratios, remain at levels that are generally consistent with those that we experienced last year, and our return on equity remains attractive.  We continue to make significant strategic investments in systems, technology and infrastructure to further develop our competitive advantages.  While it is too early to predict revenue growth for the remainder of this year, we are feeling good about our income prospects and are increasing our guidance accordingly,” concluded Mr. Fishman.

Current Quarter Highlights

•                  Return on equity of 17.3 percent and operating return on equity of 17.5 percent for the quarter.

•                  Record net investment income of $737 million after-tax, a 10 percent increase from the prior year quarter.

•                  Net written premiums of $5.144 billion, an 8 percent increase from the prior year quarter.

•                  Strong GAAP combined ratios in all segments, with Business Insurance at 91.5 percent; Financial, Professional & International Insurance at 89.4 percent; and Personal Insurance at 85.5 percent.  Consolidated GAAP combined ratio was 89.2 percent.

•                  Repurchased 13.9 million common shares under the Company’s share repurchase program for a total cost of $725 million in the quarter.

•                  Book value per share (excluding FAS 115) of $37.26, a 14 percent increase from the prior year quarter and a 3 percent increase from December 31, 2006.

Consolidated First Quarter Highlights

($ in millions, except for per share amounts, and	Three Months Ended March 31,
after-tax except for premiums)	2007	2006	Change
Gross written premiums	$6,071	$5,810	4%
excluding Business Insurance Other	6,041	5,808	4
Net written premiums	5,144	4,774	8
excluding Business Insurance Other	5,112	4,773	7
Net earned premiums	5,295	4,991	6
Underwriting gain	341	337	1
Net investment income	737	670	10
Operating income	1,078	1,011	7
per diluted share	$1.55	$1.41	10
Net income	1,086	1,006	8
per diluted share	$1.56	$1.41	11
Book value per share	$37.93	$32.59	16
Adjusted book value per share	$37.26	$32.68	14
GAAP combined ratio	89.2%	88.9%	0.3	pts
Operating return on equity	17.5%	18.1%	(0.6	) pts
Return on equity	17.3%	17.9%	(0.6	) pts

See Glossary of Financial Measures for definitions and the statistical supplement for additional financial data

First Quarter 2007 Consolidated Results

Net and operating income in the current quarter of $1.086 billion and $1.078 billion, respectively, included an after-tax benefit of $40 million ($62 million pre-tax) for net favorable prior year reserve development and an after-tax charge of $29 million ($45 million pre-tax) for catastrophe losses. Net and operating income in the prior year quarter of $1.006 billion and $1.011 billion, respectively, included an after-tax benefit of $32 million ($49 million pre-tax) for net favorable prior year reserve development.  There were no catastrophe losses reported in the prior year quarter.

In the first quarter of 2007, the Company discontinued the use of performance-based contingent commissions and implemented a new performance-based fixed supplemental compensation program for all of its personal lines business.  The Company also offered the majority of its agents conducting commercial lines business the option to switch to this new program.  While the Company expects that its total payout rate for the fixed supplemental compensation program in 2007 will be substantially the same as the contingent commission program in 2006, the change to the new program has created a difference in the timing of commission expense recognition, resulting in a benefit to net and operating income during the transition year.  The impact of this change in the current quarter was to lower reported expenses by $47 million after-tax ($72 million pre-tax), primarily in Business Insurance and Personal Insurance.

Net and operating income in the current quarter also included an after-tax benefit of $28 million for the favorable resolution of various prior year federal tax matters, compared to an after-tax benefit of $49 million for the favorable resolution of various prior year federal and state tax matters in the prior year quarter.

Net written premiums increased 8 percent from the prior year quarter.  This result was primarily driven by strong retention rates, lower ceded premiums, growth in new business volume and modest renewal price increases across most businesses.

Net investment income in the current quarter was a record $737 million after-tax ($960 million pre-tax), a 10 percent increase from the prior year quarter.  The increase was primarily driven by higher fixed income and real estate investment returns as well as higher average invested assets due to strong operating cash flows.

The GAAP combined ratio in the current quarter was 89.2 percent, a 0.3 point increase from the 88.9 percent reported in the prior year quarter.  The current quarter GAAP combined ratio benefited by 1.2 points due to net favorable prior year reserve development, partially offset by 0.9 points for catastrophe losses.  The current quarter GAAP combined ratio also benefited by 1.4 points from the change to the new fixed supplemental compensation program.  The prior year quarter GAAP combined ratio included a 1.0 point benefit for net favorable prior year reserve development, and there were no catastrophe losses reported in the prior year quarter.

The current quarter GAAP loss and loss adjustment expense ratio component of the combined ratio, excluding catastrophe losses and net prior year reserve development, improved 0.4 points compared to the prior year quarter ratio on the same basis.

Capital Management

During the first quarter of 2007, the Company repurchased 13.9 million of its common shares for a total cost of $725 million under its share repurchase program.  Through March 31, 2007, the Company has repurchased an aggregate of 36.7 million shares for a total cost of $1.846 billion since the program’s inception in the second quarter of 2006.  As of March 31, 2007, the total remaining authorization under the program was $3.154 billion, or approximately 9 percent of the Company’s total outstanding common stock.

Business Insurance Segment Financial Results

For the first quarter 2007, the Business Insurance segment reported operating income of $678 million, compared to $651 million in the prior year quarter.  The current quarter benefited from higher net investment income and the continuation of favorable loss trends.

The current quarter included an after-tax benefit of $17 million ($27 million pre-tax) for net favorable prior year reserve development, compared to an after-tax benefit of $12 million ($19 million pre-tax) in the prior year quarter.  There were no catastrophe losses reported in the current or prior year quarters.  The current quarter also included an after-tax benefit of $24 million ($37 million pre-tax) due to the change to the new fixed supplemental compensation program, which created a difference in the timing of commission expense recognition.

The GAAP combined ratio was 91.5 percent in the current quarter, a 0.8 point increase from the 90.7 percent reported in the prior year quarter.  The current quarter GAAP combined ratio benefited by 0.9 points for net favorable prior year reserve development, compared to a benefit of 0.7 points in the prior year quarter.  The current quarter GAAP combined ratio also benefited by 1.3 points due to the change to the new fixed supplemental compensation program.

Net written premiums increased 7 percent from the prior year quarter, primarily due to growth in new business volume.  Overall, retention rates were strong and renewal price changes remained relatively modest, both consistent with recent quarters.

Select Accounts net written premiums increased 3 percent from the prior year quarter.  Retention rates were strong, consistent with recent quarters, and renewal price changes were positive, but lower than recent quarters.  New business volume increased significantly from the prior year quarter due in part to the introduction in 10 states of TravelersExpressSM, an enhanced quote-to-issue agency platform and multivariate pricing program.

Commercial Accounts net written premiums increased 11 percent from the prior year quarter.  Retention rates continued to be strong, consistent with recent quarters, and renewal price changes were slightly negative.  New business volume increased significantly from the prior year quarter due to new product introductions, the selling of additional products to existing customers, and greater submission volume as a result of increased marketing efforts.

Industry-Focused Underwriting net written premiums increased 12 percent from the prior year quarter due to strong business volumes in Construction, Technology, Oil & Gas and

Public Sector.  Target Risk Underwriting net written premiums increased 5 percent from the prior year quarter due to strong business volumes in Inland Marine.  Specialized Distribution net written premiums increased 3 percent from the prior year quarter, and National Accounts net written premiums decreased 5 percent from the prior year quarter.

Financial, Professional & International Insurance Segment Financial Results

For the first quarter 2007, the Financial, Professional & International Insurance segment reported operating income of $156 million, compared to $141 million in the prior year quarter.  The current quarter benefited from higher net investment income and earned premium volume.

The GAAP combined ratio was 89.4 percent in the current quarter, a 1.4 point increase from the 88.0 percent reported in the prior year quarter.  There were no catastrophe losses or prior year reserve development reported in the current or prior year quarters.

Gross written premiums increased 4 percent from the prior year quarter due to strong construction surety business volumes and adjustments to prior year premium estimates for the Company’s operations at Lloyd’s.  Net written premiums increased 17 percent from the prior year quarter due to gross written premium growth, increases in net retentions for certain lines of business, the timing of certain reinsurance transactions and lower reinsurance costs.

For Bond & Financial Products, excluding the surety line of business, retention rates were very strong, increasing from recent quarters; renewal price changes were positive; and new business volume decreased from the prior year quarter due to competitive pricing in liability lines.  These metrics are not relevant for the surety line of business because these products are sold on a non-recurring, project-specific basis.

For International and Lloyd’s, retention rates were very strong, consistent with recent quarters; renewal price changes were slightly positive, consistent with recent quarters; and new business volume decreased from the prior year quarter, primarily reflecting competitive market conditions.

Personal Insurance Segment Financial Results

For the first quarter 2007, the Personal Insurance segment reported operating income of $266 million, compared to $240 million in the prior year quarter.  The current quarter benefited from renewal price increases, higher earned premium volume, the continuation of favorable loss trends, net favorable prior year reserve development and higher net investment income, partially offset by catastrophe losses.

The current quarter included an after-tax benefit of $23 million ($35 million pre-tax) for net favorable prior year reserve development, primarily due to better than expected auto bodily injury loss performance resulting in part from claim initiatives.  The prior year quarter included an after-tax benefit of $20 million ($30 million pre-tax) for net favorable prior year reserve development.  The current quarter was negatively impacted by $29 million after-tax ($45 million pre-tax) due to catastrophe losses.  There were no catastrophe losses reported in the prior year quarter.  The current quarter also included an after-tax benefit of

$21 million ($32 million pre-tax) due to the change to the new fixed supplemental compensation program, which created a difference in the timing of commission expense recognition.

The GAAP combined ratio was 85.5 percent in the current quarter, a 0.9 point improvement from the 86.4 percent reported in the prior year quarter.  The current quarter GAAP combined ratio benefited by 2.1 points for net favorable prior year reserve development, compared to a benefit of 1.9 points in the prior year quarter.  Catastrophe losses added 2.7 points to the current quarter GAAP combined ratio. There were no catastrophe losses reported in the prior year quarter.  The current quarter GAAP combined ratio also benefited by 1.9 points due to the change to the new fixed supplemental compensation program.

Personal Insurance net written premiums increased 6 percent from the prior year quarter.  This result was primarily attributable to continued strong retention rates and renewal price increases.

Automobile net written premiums increased 4 percent, and policies in force increased 7 percent from the prior year quarter.  Retention rates were strong and renewal price changes were positive, both consistent with recent quarters.  New business volume decreased from the prior year quarter.

Homeowners and Other net written premiums increased 9 percent, and policies in force increased 7 percent from the prior year quarter.  Retention rates were strong, consistent with recent quarters, and renewal price changes increased from recent quarters.  New business volume decreased from the prior year quarter.

2007 Annual Guidance

Travelers is increasing its 2007 earnings per diluted share guidance to a range of $5.60 to $5.85, compared to the previously announced range of $5.20 to $5.45. This guidance is based on a number of assumptions, including:

•                  Catastrophe losses of $530 million pre-tax and $355 million after-tax, for the full year;

•                  No additional prior year reserve development, favorable or unfavorable;

•                  Growth in average invested assets in the low single digits, after taking into account dividends and approximately $2 billion of share repurchases for the full year;

•                  An estimated $100 million after-tax timing benefit for the full year, resulting from accounting for the change to the new fixed supplemental compensation program;

•                  A second quarter 2007 after-tax charge of $25 million as a result of the redemption of the convertible junior subordinated notes; and

•                  Weighted average diluted shares of approximately 675 million, including the impact of the assumed share repurchases, the redemption of the convertible junior subordinated notes and normal growth in share count from employee equity awards.

Financial Supplement and Conference Call

The information in this press release should be read in conjunction with a financial supplement that is available on our Web site at www.travelers.com.  The management of Travelers will discuss the contents of this release via Webcast at 9 a.m. Eastern (8 a.m. Central) on Thursday, April 26, 2007.  Prior to the Webcast, a related slide presentation will be available on the Company’s Web site.  Following the live event, an audio playback of the Webcast and the slide presentation will be available at the Company’s Web site.

To view the slides or to listen to the Webcast or the playback, visit the “Webcasts & Presentations” section of the Travelers investor relations Web site at http://investor.travelers.com/.

About Travelers

Travelers is a leading provider of property casualty insurance.  For more information, visit www.travelers.com.

Glossary of Financial Measures

The following measures are used by the Company’s management to evaluate financial performance against historical results and establish targets on a consolidated basis.  In some cases, these measures are considered non-GAAP financial measures under applicable SEC rules because they are not displayed as separate line items in the consolidated statement of income or required to be disclosed in the notes to financial statements, and in some cases, include or exclude certain items not ordinarily included or excluded in the most comparable GAAP financial measure. In the opinion of the Company’s management, a discussion of these measures provides investors with a better understanding of the significant factors that comprise the Company’s periodic results of operations and how management evaluates the Company’s financial performance.

Operating income (loss) is net income (loss) excluding the after-tax impact of net realized investment gains (losses).  Operating income (loss) per share is operating income (loss) on a per share basis.  Return on equity is the ratio of net income to average equity.  Operating return on equity is the ratio of operating income to average equity excluding net unrealized investment gains and losses, net of tax.

In the opinion of the Company’s management, operating income, operating income per share and operating return on equity are meaningful indicators of underwriting and operating results.  These measures exclude net realized investment gains or losses, which can be significantly impacted by both discretionary and other economic factors and are not necessarily indicative of operating trends.  Internally, the Company’s management uses operating income, operating income per share and operating return on equity to evaluate performance against historical results and establish financial targets on a consolidated basis.

Underwriting gain (loss) is net earned premiums and fee income less claims and claim adjustment expenses and insurance-related expenses.

A catastrophe is a severe loss, resulting from natural and manmade events, including risks such as fire, earthquake, windstorm, explosion, terrorism and other similar events.  Each catastrophe has unique characteristics.  Catastrophes are not predictable as to timing or amount in advance, and therefore their effects are not included in earnings or claims and claim adjustment expense reserves prior to occurrence.  A catastrophe may result in the payment of reinstatement premiums and assessments from various pools.  In the opinion of the Company’s management, a discussion of the impact of catastrophes is meaningful for investors to understand the variability in periodic earnings.

Loss reserve development is the increase or decrease in incurred claims and claim adjustment expenses as a result of the re-estimation of claims and claim adjustment expense reserves at successive valuation dates for a given group of claims.  Loss reserve development may be related to prior year or current year development.  In the opinion of the Company’s management, discussion of prior year loss reserve development is useful to investors as it allows them to assess the impact between prior year and current year development on current earnings and changes in claims and claim adjustment expense reserve levels from period to period.

GAAP combined ratio is the sum of the loss and loss adjustment expense ratio (loss and LAE ratio), the underwriting expense ratio and, where applicable, the ratio of dividends to policyholders to net premiums earned.  For GAAP, the loss and LAE ratio is the ratio of incurred losses and loss adjustment expenses reduced by an allocation of fee income to net earned premiums.  The underwriting expense ratio is the ratio of underwriting expenses incurred reduced by an allocation of fee income, billing and policy fees to net earned premiums. A GAAP combined ratio under 100% generally indicates an underwriting profit. A GAAP combined ratio over 100% generally indicates an underwriting loss. The GAAP combined ratio is an operating statistic that includes GAAP measures in the numerator and the denominator.

Gross written premiums reflect the direct and assumed contractually determined amounts charged to the policyholders for the effective period of the contract based on the terms and conditions of the insurance contract.  Gross written premiums are a measure of overall business volume.

Adjusted book value per share represents assets less liabilities and preferred shareholders’ equity excluding the after-tax impact of net unrealized investment gains and losses, divided by the number of shares outstanding. In the opinion of the Company’s management, adjusted book value is useful in an analysis of a property casualty company’s book value on a nominal basis as it removes the effect of changing prices on invested assets, which do not have an equivalent impact on unpaid claims and claim adjustment expense reserves.

Travelers has organized its businesses into the following operating and reporting segments, beginning with the third quarter 2006:

Business Insurance: The Business Insurance segment offers a broad array of property and casualty insurance and insurance-related services in the United States.  Business Insurance is organized into the following groups, which collectively comprise Business Insurance Core operations: Select Accounts; Commercial Accounts; National Accounts; Industry-Focused Underwriting including Construction, Technology, Public Sector Services, Oil & Gas and Agribusiness; Target Risk Underwriting including National Property, Inland Marine, Ocean Marine, Excess Casualty, Boiler & Machinery and Global Accounts; and Specialized Distribution including Northland and National Programs.  Business Insurance also includes the Special Liability Group and policies written by Gulf (primarily management and professional liability coverages) and other runoff operations, which collectively are referred to as Business Insurance Other.

Financial, Professional & International Insurance: The Financial, Professional & International Insurance segment includes surety, crime, and financial liability businesses, which primarily use credit-based underwriting processes, as well as property and casualty products that are predominantly marketed on an international basis.  The businesses in Financial, Professional & International Insurance are Bond & Financial Products and International and Lloyd’s.

Personal Insurance: The Personal Insurance segment writes virtually all types of property and casualty insurance covering personal risks.  The primary coverages in this segment are personal automobile and homeowners insurance sold to individuals.

Prior quarter segment results have been reclassified from the historical presentation to conform with current business segment definitions where applicable.  The Company’s historical Commercial and Specialty segments have been realigned into two new segments: the Business Insurance segment and the Financial, Professional & International Insurance segment.  As a result, prior quarter results of certain businesses have been disaggregated from the historical Specialty segment and are now reported in the Business Insurance segment.  In addition, the Personal segment has been renamed Personal Insurance.

* * * * *

Forward Looking Statement

This press release contains, and management may make, certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995.  All statements, other than statements of historical facts, may be forward-looking statements.  Specifically, earnings guidance and statements about our share repurchase plans are forward looking, and we may make forward-looking statements about our results of operations (including, among others, premium volume, income from continuing operations, net and operating income, investment income, return on equity and combined ratio), financial condition (including, among others, invested assets and liquidity); and the sufficiency of our asbestos and other reserves (including, among others, asbestos claim payment patterns); the cost and availability of reinsurance coverage; catastrophe losses; and strategic initiatives.  Such statements are subject to risks and uncertainties, many of which are difficult to predict and generally beyond our control, that could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements.

Some of the factors that could cause actual results to differ include, but are not limited to, the following: catastrophe losses could materially reduce our profitability and adversely impact our ratings, our ability to raise capital and the availability and cost of reinsurance; if actual claims exceed our loss reserves, or if changes in the estimated level of loss reserves are necessary, our financial results could be significantly and adversely affected; our business could be harmed because of our potential exposure to asbestos and environmental claims and related litigation; we are exposed to, and may face adverse developments involving, mass tort claims such as those relating to exposure to potentially harmful products or substances; the effects of emerging claim and coverage issues on our business are uncertain; reinsurance may be unavailable on acceptable terms, and we may be unable to collect reinsurance; the insurance industry is the subject of a number of investigations by state and federal authorities in the United States, and we cannot predict the outcome of these investigations or their impact on our business or financial results; our businesses are heavily regulated and changes in regulation may reduce our profitability and limit our growth; a downgrade in our claims-paying and financial strength ratings could significantly reduce our business volumes, adversely impact our ability to access the capital markets and increase our borrowing costs; our investment portfolio may suffer reduced returns or losses which could reduce our profitability; the intense competition that we face could harm our ability to maintain or increase our profitability and premium volume; the inability of our insurance subsidiaries to pay dividends to us in sufficient amounts would harm our ability to meet our obligations and to pay future dividends; assessments and other surcharges for guaranty funds, second-injury funds, catastrophe funds and other mandatory pooling arrangements may reduce our profitability; loss or significant restriction of the use of credit scoring in the pricing and underwriting of Personal Insurance products could reduce our future profitability; disruptions to our relationships with our distributors, independent agents and brokers could adversely affect us; and if we experience difficulties with outsourcing relationships, technology and/or data security, our ability to conduct our business might be negatively impacted.

Our forward-looking statements speak only as of the date of this press release or as of the date they are made, and we undertake no obligation to update forward-looking statements.  For a more detailed discussion of these factors, see the information under the caption “Risk Factors” in our most recent annual report on Form 10-K filed with the Securities and Exchange Commission.

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	Three months ended March 31,
($ in millions, except per share amounts, and after-tax)	2007	2006

Operating income	$1,078	$1,011
Net realized investment gains (losses)	8	(5)
Net income	$1,086	$1,006

Basic earnings per share
Operating income	$1.61	$1.46
Net realized investment gains (losses)	0.01	(0.01)
Net income	$1.62	$1.45

Diluted earnings per share
Operating income	$1.55	$1.41
Net realized investment gains	0.01	—
Net income	$1.56	$1.41

Weighted average number of common shares outstanding (basic)	669.9	692.2
Weighted average number of common shares outstanding and common stock equivalents (diluted)	701.2	720.8
Common shares outstanding at period end	665.3	696.2

Common stock dividends declared	$174.0	$160.0

Operating income (loss) by segment
Business Insurance	$678	$651
Financial, Professional & International Insurance	156	141
Personal Insurance	266	240
	1,100	1,032
Interest Expense and Other	(22)	(21)
	$1,078	$1,011

Operating return on equity	17.5%	18.1%
Return on equity	17.3%	17.9%

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended March 31,
($ in millions, pre-tax)	2007	2006

Revenues
Premiums	$5,295	$4,991
Net investment income	960	875
Fee income	120	150
Net realized investment gains (losses)	14	(6)
Other revenues	38	40
	$6,427	$6,050

Revenues
Business Insurance	$3,581	$3,436
Financial, Professional & International Insurance	970	896
Personal Insurance	1,857	1,718
Total Segment Revenues	6,408	6,050
Interest Expense and Other	5	6
	6,413	6,056
Net realized investment gains (losses)	14	(6)
	$6,427	$6,050

Gross written premiums
Business Insurance Core	$3,357	$3,252
Business Insurance Other	30	2
Total Business Insurance	3,387	3,254
Financial, Professional & International Insurance	975	935
Personal Insurance	1,709	1,621
	$6,071	$5,810

Net written premiums
Business Insurance Core	$2,848	$2,686
Business Insurance Other	32	1
Total Business Insurance	2,880	2,687
Financial, Professional & International Insurance	600	515
Personal Insurance	1,664	1,572
	$5,144	$4,774

GAAP combined ratios: (1)
Business Insurance (2)
Loss and loss adjustment expense ratio	61.2%	60.9%
Underwriting expense ratio	30.3	29.8
Combined ratio	91.5%	90.7%

Financial, Professional & International Insurance (2)
Loss and loss adjustment expense ratio	53.0%	53.0%
Underwriting expense ratio	36.4	35.0
Combined ratio	89.4%	88.0%

Personal Insurance
Loss and loss adjustment expense ratio	59.0%	58.7%
Underwriting expense ratio	26.5	27.7
Combined ratio	85.5%	86.4%

Total Company (2)
Loss and loss adjustment expense ratio	59.2%	58.9%
Underwriting expense ratio	30.0	30.0
Combined ratio	89.2%	88.9%

(1)

For purposes of computing GAAP ratios, billing and policy fees (which are a component of other revenues) are allocated as a reduction of other underwriting expenses. In addition, fee income is allocated as a reduction of losses and loss adjustment expense and other underwriting expenses.

(2)	Before policyholder dividends.

See Glossary of Financial Measures and the statistical supplement for additional financial data.

	Three months ended March 31,
($ in millions; after-tax except as noted)	2007	2006
Reconciliation of underwriting gain to net income

Pre-tax underwriting gain	$534	$514
Tax expense on underwriting results	(193)	(177)
Underwriting gain	341	337
Net investment income	737	670
Other, including interest expense	—	4
Consolidated operating income	1,078	1,011
Net realized investment gains (losses)	8	(5)
Net income	$1,086	$1,006

See Glossary of Financial Measures and the statistical supplement for additional financial data.

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Contacts
Media:	Institutional Investors:	Individual Investors:
Shane Boyd	Michael Connelly	Marc Parr
651.310.3846, or	860.277.1507, or	860.277.0779
Marlene Ibsen	David Schlosberg
860.277.9039	917.778.6817